SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: May 13, 2002


  (These materials are intended to be released to one or more shareholders, inconjunction with the previously supplied Definitive Proxy Statement currently on file, on or about April 05, 2002)
                ==============================================


                 MAJOR SHAREHOLDER WILL ASK THE SEC TO REVIEW
              NETRO'S 2001 ELECTION RESULTS AND PROXY MATERIALS

In an effort to ensure the fairness of this year's 2002 election for directors, C. Robert ("Bob") Coates will ask the SEC to review Netro's 2001 election results.

Robert Coates said, "Last year Netro Corporation (NASDAQ: NTRO) mailed a proxy statement to its shareholders containing a proposal to change the company's state of incorporation from California to Delaware. This proposal served to entrench the incumbent CEO and directors, making it very difficult to replace them no matter how unsatisfactory their performance.

We are very concerned that Netro's CEO and directors are using the same techniques in this year's election as last year. Last year's proposals faced no organized opposition, unlike this year when Robert Coates and David Kennedy oppose two incumbent directors.

We have documented that the 2001 proxy materials that Netro directors provided to shareholders were marred by misleading and incomplete disclosure regarding the reasons for the incorporation, the anti-takeover measures, the poison pill and Delaware law.

The shareholders did not respond to the directors' proposal with enthusiasm, even given the misleading and incomplete disclosure in the proxy materials. Management and its proxy solicitation firm had to make at least two additional mailings stressing the importance of the vote.

Even with all of these efforts, it appears that there were still not enough votes to pass management's proposal. So what did they do? According to Netro's 10-Q filed on August 14, 2001, the directors adjourned the annual meeting until the next day. We believe that the directors did this for the express purpose of gathering additional votes so that they could claim that their proposal had been approved by a majority of shares. According to Netro's 10-Q, the margin of victory for the directors was less than 1%, even with the extra day the directors gave themselves. We are challenging the vote in the Delaware court because we believe invalid proxies were counted.

It didn't take very long after last year's election for the directors to take the next step towards entrenching themselves in power. On July 17, 2001, the directors adopted a misnamed Stockholder Rights Plan--actually a poison pill. The poison pill provides that any agreement, arrangement or understanding among the holders of more than 15% of Netro's stock relating to the voting of Netro stock may trigger this pill. In violation of Delaware law and the company's own certificate and by-laws, Netro contends that the poison pill precludes shareholders from even requesting and taking action at a special meeting of shareholders.

By asking the SEC to review the events surrounding last year's annual meeting and election last year, we hope to achieve two goals. The first is to put Netro's directors on notice that we want a fair election on May 21. The second is to overturn the restrictions placed on shareholders maximizing the value of their shares and voting their shares."